GE DEALER FLOORPLAN MASTER NOTE TRUST
ASSET BACKED NOTES

TERMS AGREEMENT
(SERIES 2012-2)

Dated:      May 9, 2012

To:	CDF Funding, Inc.

General Electric Capital Corporation

Re:	Underwriting Agreement, dated May 9, 2012, among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein

1.	Offered Notes.

The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2012-2 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

Class	Principal Amount	Interest Rate	Final Maturity Date
A	$ 750,000,000	One month LIBOR plus 0.75% per year	April 22, 2019

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased
J.P. Morgan Securities LLC	A	$300,000,000
Citigroup Global Markets Inc.	A	$300,000,000
Lloyds Securities Inc.	A	$50,000,000
Mitsubishi UFJ Securities (USA) Inc.	A	$50,000,000
The Williams Capital Group, L.P.	A	$50,000,000

S-1	GEDFMNT 2012-2: Terms Agreement

3.	Underwriting Allotment

Underwriting Allotment	Class A
J.P. Morgan Securities LLC	$300,000,000
Citigroup Global Markets Inc.	$300,000,000
Lloyds Securities Inc.	$50,000,000
Mitsubishi UFJ Securities (USA) Inc.	$50,000,000
The Williams Capital Group, L.P.	$50,000,000
Total Amount	$750,000,000.00

4.	Purchase Price, Discounts and Concessions

Class A
Gross Purchase Price	100.00%
Underwriting Discount	0.320%
Net Purchase Price	99.680%
Maximum Dealer Selling Concessions	0.192%
Maximum Dealer Reallowance Discounts	0.096%

5.	Date of Sale

May 9, 2012 (the date the first Contract of Sale was entered into as designated by the Representatives).

S-2	GEDFMNT 2012-2: Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

J.P. MORGAN SECURITIES LLC,
for itself and as a Representative

By:	/s/ John Cho
Name:	John Cho
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.,
for itself and as a Representative

By:	/s/ John Siris
Name:	John Siris
Title:	Director

S-3	GEDFMNT 2012-2: Terms Agreement

Accepted and Agreed:

CDF Funding, inc.

By:	/s/ John E. Peak
Name: John E. Peak
Title: Vice President

General Electric Capital Corporation

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: Title: Attorney-in-Fact

S-4	GEDFMNT 2012-2: Terms Agreement